UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 10, 2013

SEMGROUP CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-34736	20-3533152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, OK 74136-4216

(Address of Principal Executive Offices) (Zip Code)

(918) 524-8100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Contribution Agreement

On December 12, 2013, SemGroup Corporation (“SemGroup”) entered into a Contribution Agreement (the “Contribution Agreement”) with Rose Rock Midstream Holdings, LLC (“RRMH”), Rose Rock Midstream GP, LLC (the “General Partner” and, together with SemGroup and RRMH, the “Contributing Parties”), Rose Rock Midstream, L.P. (the “Partnership”) and Rose Rock Midstream Operating, LLC (together with the Partnership, the “Partnership Parties”). Pursuant to the terms of the Contribution Agreement, on December 16, 2013, the Partnership Parties acquired 33.33% of the outstanding membership interests in SemCrude Pipeline, L.L.C. (the “Subject Interest”) from the Contributing Parties in exchange for the Aggregate Consideration (as defined below) (the “Drop-Down Transaction”). SemCrude Pipeline, L.L.C. owns a 51% membership interest in White Cliffs Pipeline, L.L.C., which owns a 527-mile pipeline system that transports crude oil from Platteville, Colorado in the Denver-Julesburg Basin to Cushing, Oklahoma.

The aggregate consideration for the Subject Interest (the “Aggregate Consideration”) consisted of (i) cash of approximately $173.1 million (the “Cash Consideration”), (ii) the issuance of 1,500,000 common units representing limited partner interests in the Partnership (“Common Units”), (iii) the issuance of 1,250,000 Class A Units of the Partnership and (iv) an increase of the capital account of the General Partner, the general partner of the Partnership, to allow it to maintain its 2% general partner interest in the Partnership and the issuance of 56,122 notional general partner units to the General Partner. The Contribution Agreement also includes customary representations and warranties, indemnification obligations and covenants by the parties, subject to the limitations set forth therein. The Partnership funded the Cash Consideration from the proceeds it received from the Borrowing (as defined below).

Each of the parties to the Contribution Agreement, other than SemGroup, is a direct or indirect subsidiary of SemGroup. As a result, certain individuals serve as officers and directors of both SemGroup and such other entities. In addition, SemGroup indirectly holds (i) an approximate 51.6% limited partner interest in the Partnership through its subsidiaries and (ii) a 2% general partner interest and incentive distribution rights in the Partnership through its indirect ownership of the General Partner.

The terms of the Contribution Agreement and the Drop-Down Transaction were approved by the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”). The Conflicts Committee, which is composed entirely of independent directors, retained independent legal and financial counsel to assist it in evaluating and negotiating the Contribution Agreement and the Drop-Down Transaction.

The foregoing description of the Contribution Agreement and the Drop-Down Transaction is not complete and is subject to and qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Seventh Amendment to SemGroup Credit Agreement

As previously disclosed, on June 17, 2011, SemGroup entered into a Credit Agreement (as amended, modified or otherwise supplemented prior to the date hereof, the “Credit Agreement”), among SemGroup, the Royal Bank of Scotland plc (“RBS”), as administrative agent and collateral agent, the various bookrunners, arrangers and agents party thereto, certain subsidiaries of SemGroup, as guarantors, and the lenders party thereto. On December 11, 2013, SemGroup entered into the Seventh Amendment to its Credit Agreement (the “Seventh Amendment”), together with RBS, the guarantors and the lenders party thereto to, among other things, (i) permit the increase of the revolving commitments under the Credit Agreement by an aggregate amount of $300 million subject to the satisfaction of certain conditions, (ii) extend the availability period of the revolving commitments, and the maturity date of the extensions of credit thereunder, to December 11, 2018, (iii) reduce the interest rate payable in respect of the revolving and term commitments and (iv) modify the commitment fees payable in respect of revolving commitments.

The foregoing description of the Seventh Amendment is not complete and is subject to and qualified in its entirety by reference to the full text of the Seventh Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference. The Seventh Amendment is filed as an exhibit to this Current Report on Form 8-K to provide investors with the information regarding its terms. It is not intended to provide any other factual information about SemGroup or the other parties to the agreement or any of their respective subsidiaries or affiliates.

Third Amendment to Rose Rock Credit Agreement

As previously disclosed, on November 10, 2011, the Partnership entered into a Credit Agreement (the “Credit Agreement”) among the Partnership, RBS, as administrative agent and collateral agent, certain subsidiaries of the Partnership, as guarantors, and the lenders party thereto. On December 10, 2013, the Partnership entered into the Third Amendment to its Credit Agreement (the “Third Amendment”) together with RBS, the guarantors and lenders party thereto to, among other things, (i) increase the revolving commitments under the Credit Agreement to an aggregate amount of $585 million and (ii) increase the revolving letter of credit commitments under the Credit Agreement to an aggregate amount of $150 million.

The foregoing description of the Third Amendment is not complete and is subject to and qualified in its entirety by reference to the full text of the Third Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference. The Third Amendment is filed as an exhibit to this Current Report on Form 8-K to provide investors with the information regarding its terms. It is not intended to provide any other factual information about the Partnership or the other parties to the agreement or any of their respective subsidiaries or affiliates.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Seventh Amendment to SemGroup Credit Agreement and the Third Amendment to Rose Rock Credit Agreement in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

On December 16, 2013, the Partnership made a borrowing of approximately $173.1 million (the “Borrowing”) pursuant to the terms of its Credit Agreement. The net proceeds of the Borrowing were used to fund a portion of the Cash Consideration and to pay other costs and expenses related to the Drop-Down Transaction.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously reported, SemGroup has entered into a severance agreement, as amended, with each of the following named executive officers of SemGroup: Robert N. Fitzgerald, Senior Vice President and Chief Financial Officer; Candice L. Cheeseman, General Counsel and Secretary; Timothy R. O’Sullivan, Vice President, Corporate Planning and Strategic Initiatives; and Peter L. Schwiering, Vice President (each individually, a “Severance Agreement,” and collectively, the “Severance Agreements”). For a description of the Severance Agreements, see SemGroup’s proxy statement for the 2013 Annual Meeting under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control—Severance Agreements.”

On December 12, 2013, SemGroup entered into a Second Amendment to each of the Severance Agreements to, among other things, (i) extend the term of each Severance Agreement from a term ending on June 1, 2014, to a term ending on June 1, 2016 and (ii) to provide that any incentive-based compensation paid to the executive under the Severance Agreement may be subject to recovery by SemGroup under any clawback policy adopted by SemGroup (the “Second Amendments”). A form of the Second Amendments is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated into this Item 5.02(e) by reference. The foregoing description of the Second Amendments is not complete and is subject to and qualified in its entirety by reference to the full text of the form of the Second Amendments.

Item 7.01. Regulation FD Disclosure.

Press Release

On December 16, 2013, SemGroup issued a press release announcing the Drop-Down Transaction. A copy of the press release is being furnished and is attached as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference. In accordance with General Instruction B.2 of Form 8-K of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”), the press release shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall such information and such exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Adoption of Director Resignation Policy

On December 12, 2013, SemGroup’s Board of Directors (the “Board”) adopted a Director Resignation Policy (the “Policy”) by amending the Corporate Governance Guidelines and Principles of the Board of Directors of SemGroup Corporation (the “Guidelines”). The Policy provides that, commencing with SemGroup’s 2014 director nominations and elections, as a requirement of nomination each director nominee of SemGroup shall tender his or her irrevocable resignation as a director of SemGroup, which resignation shall be conditioned upon (i) the director receiving a Majority Withhold Vote (as defined below) for election to the Board and (ii) the Board accepting such resignation. In the case of an uncontested election of directors, if a nominee for election as a director of SemGroup receives more “Withhold” votes than “For” votes (a “Majority Withhold Vote”), the nominee’s resignation from SemGroup shall be delivered for consideration by the Nominating and Corporate Governance Committee of the Board and the Board. The Board will decide, through a process managed by the Nominating and Corporate Governance Committee and an in accordance with the procedures set forth in the Policy, whether to accept or reject the resignation, or whether other action should be taken. The Guidelines are available on SemGroup’s website under the Investor Relations section. Information made available on SemGroup’s website does not constitute a part of this Current Report on Form 8-K. In the event of a contested election, the Policy will not apply.

The foregoing description of the Policy is not complete and is subject to and qualified in its entirety by reference to the Guidelines.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed or furnished herewith:

Exhibit No.	Description

2.1*	Contribution Agreement, dated as of December 12, 2013, by and among SemGroup Corporation, Rose Rock Midstream Holdings, LLC, Rose Rock Midstream GP, LLC, Rose Rock Midstream, L.P. and Rose Rock Midstream Operating, LLC.

10.1*	Seventh Amendment Agreement, dated as of December 11, 2013, by and among SemGroup Corporation, as borrower, the guarantors named therein, the lenders named therein, and the Royal Bank of Scotland plc, as administrative agent and collateral agent.

10.2*	Third Amendment Agreement, dated as of December 10, 2013, by and among Rose Rock Midstream, L.P., as borrower, the guarantors named therein, the lenders named therein, and The Royal Bank of Scotland plc, as administrative agent and collateral agent.

10.3*	Form of Second Amendment to Severance Agreement.

99.1**	Press Release dated December 16, 2013.

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMGROUP CORPORATION
Date: December 16, 2013
	By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed or furnished herewith:

Exhibit No.	Description

2.1*	Contribution Agreement, dated as of December 12, 2013, by and among SemGroup Corporation, Rose Rock Midstream Holdings, LLC, Rose Rock Midstream GP, LLC, Rose Rock Midstream, L.P. and Rose Rock Midstream Operating, LLC.

10.1*	Seventh Amendment Agreement, dated as of December 11, 2013, by and among SemGroup Corporation, as borrower, the guarantors named therein, the lenders named therein, and the Royal Bank of Scotland plc, as administrative agent and collateral agent.

10.2*	Third Amendment Agreement, dated as of December 10, 2013, by and among Rose Rock Midstream, L.P., as borrower, the guarantors named therein, the lenders named therein, and The Royal Bank of Scotland plc, as administrative agent and collateral agent.

10.3*	Form of Second Amendment to Severance Agreement.

99.1**	Press Release dated December 16, 2013.

*	Filed herewith.
**	Furnished herewith.